Exhibit 10.1

Vision Acquisition V, Inc.
c/o Vision Capital Advisors, LLC
20 West 55th Street, 5th Floor
New York, NY 10019

May 29, 2008

Mr. Andreas Pörner
Hamburgerstrasse 9
1050 Vienna
Austria

Vision Opportunity Master Fund, Ltd.
c/o Citi Hedge Fund Services (Cayman) Limited
P.O. Box 1748
Cayman Corporate Centre
27 Hospital Road, 5th Floor
Grand Cayman KY1-1109
Cayman Islands

Attention:

Re:     Acquisition of Vision Acquisition V, Inc.

Dear:

The following sets forth the terms pursuant to which Andreas Pörner (the “Purchaser”) agrees to purchase, and Vision Acquisition V, Inc. (“Vision”) agrees to issue to Purchaser, certain securities of Vision as set forth herein (the “Securities”).

1. Purchase.

(a) Subject to the terms and conditions contained herein, Purchaser agrees to purchase from Vision and Vision agrees to sell to Purchaser, in consideration for Purchaser’s payment of the Purchase Price (as such term is defined in Section 2 hereafter), 5,000,000 shares of Vision’s authorized but unissued common stock, par value $0.0001 (“Common Stock”).

(b) The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of the Purchaser’s counsel (or such other place as shall be mutually agreed to by the Purchaser and Vision) on the date set forth, in a written notice delivered by the Purchaser to Vision (the “Closing Notice”), which date shall not be less than ten (10) days after the date of the Closing Notice (the “Closing Date”).

2. Purchase Price. The aggregate purchase price payable by Purchaser to Vision for all of the Securities purchased by it from Vision shall be $100,000 (the “Purchase Price”). The Purchase Price shall be paid by wire transfer to Vision’s account, pursuant to wire instructions provided by Vision to Purchaser at least two (2) business days prior to the Closing Date.

3. Deposit. Purchaser shall deliver to Vision upon its execution of this Agreement a non-refundable deposit of $5,000 to be applied to the Purchase Price at Closing. In the event that Purchaser does not acquire the Securities as contemplated under the terms of this Agreement for any reason other than Vision’s breach of any of its obligations hereunder, Purchaser shall not be entitled to the refund of any portion of its $5,000 deposit.

4. Change in Securities to be Purchased by Purchaser. The Purchaser and Vision, upon their mutual consent, may at any time, not less than twenty (20) days prior to the Closing Date, amend the provisions of Section 1(a) hereof for the purpose of changing the type and/or number of Securities purchasable by the Purchaser hereunder; provided, however, that the aggregate Purchase Price shall remain unchanged.

5. Representations and Warranties of Vision and its Sole Stockholder. Vision and its sole stockholder, Vision Opportunity Master Fund, Ltd. (“VOMF”), hereby jointly and severally make the following representations and warranties to Purchaser effective as of the date hereof (unless otherwise specifically provided herein) and as of the date of the Closing (“Closing Date”), where applicable:

(a) Due Incorporation; Power; Qualification. Vision is a corporation duly organized, validly existing and in good standing, and no certificate of dissolution has been filed under the laws of its jurisdiction of organization. Vision has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on its business (a “Material Adverse Effect”). Vision is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) Capitalization. The authorized capital stock of Vision, as of the date hereof is, and immediately prior to the Closing Date will, consist of 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. The Securities to be issued pursuant to the provisions of this Agreement have been duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof, shall be validly issued and outstanding, and nonassessable. As of the date hereof, there are 5,000,000 shares of Common Stock issued and outstanding, which represent all of the Company’s issued and outstanding securities and all of which are owned by VOMF.

(c) Authority. Vision has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Vision. This Agreement has been duly executed and delivered by Vision and constitutes the valid and binding obligations of Vision enforceable against Vision in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Vision or (ii) to the knowledge of Vision, any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Vision, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of this clause (ii) could not have had and could not reasonably be expected to have a Material Adverse Effect on Vision.

(d) SEC Documents; Financial Statements. On or prior to the Closing Date, Vision will have made available to Purchaser, or such shall be available on the Securities and Exchange Commission’s (“SEC”) EDGAR database, a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”)), definitive proxy statement, and other filings filed with the SEC by Vision prior to the Closing Date (collectively, the “SEC Documents”). Vision is current in its reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document.  The financial statements of Vision, including the notes thereto, included in the SEC Documents (the “Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Financial Statements fairly present the financial condition and operating results of Vision at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

(e) No Undisclosed Liabilities. On the Closing Date Vision will have no obligations or liabilities of any nature (matured or unmatured, fixed or contingent).

(f) Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Vision, threatened against Vision or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Vision. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Vision or any of its assets or business, or, to the knowledge of Vision, any of its directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Vision.

(g) Compliance With Laws. Vision has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Vision.

(h) Broker’s and Finders’ Fees. Vision has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

6. Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties to Vision effective as of the date hereof (unless otherwise specifically provided herein) and as of the Closing Date, where applicable:

(a) Due Incorporation; Power. Purchaser is a corporation duly organized, validly existing and in good standing, and no certificate of dissolution has been filed under the laws of its jurisdiction of organization. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted. Purchaser is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Purchaser or (ii) to the knowledge of Purchaser, any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of this clause (ii) could not have had and could not reasonably be expected to have a Material Adverse Effect on Purchaser.

(c) Broker’s and Finders’ Fees. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

7. Covenants and Additional Agreements. Vision and Purchaser each hereby each agree and covenant as follows:

(a) Expiration of Purchaser’s Right to Purchase the Securities. Unless extended by the mutual written agreement of Vision and Purchaser, Purchaser’s right to purchase the Securities pursuant to the provisions of this Agreement shall expire and be of no further force or effect at 5:00 p.m. New York time on the date that is one hundred fifty (150) days after the date hereof (the “Expiration Date”). Notwithstanding the foregoing, the Purchaser’s right to purchase the Securities will not expire in the event that (i) Purchaser delivers the Closing Notice to Vision, as set forth in Section 1(b) hereof, on or prior to the Expiration Date and (ii) the Closing is consummated within ten (10) days thereafter.

(b) Restrictions on Issuances and Redemptions of Vision’s Securities. From the date of this Agreement until the earlier of the date of (i) termination of this Agreement as provided below, (ii) the Closing or (iii) the Expiration Date, Vision shall not, without the prior written consent of Purchaser, (A) issue any equity or debt securities or options, warrants or other rights to purchase any of such securities or (B) redeem any of its securities, except with respect to the redemption of VOMF’s shares of Common Stock, as set forth in the Redemption Agreement between Vision and VOMF dated as of May 29, 2008 (a copy of which is annexed hereto as Exhibit A).

(c) Satisfaction of Indebtedness, Liabilities and Obligations. Notwithstanding any other provision of this Agreement including, without limitation, Vision’s representations and warranties set forth in Section 5 hereof, Vision shall have satisfied and paid all of its outstanding liabilities and obligations, and repaid all of its outstanding indebtedness, on or before the Closing Date.

(d) Exclusive Dealing. From the date of this Agreement until the earlier of the date of (i) termination of this Agreement as provided below, (ii) the Closing or (iii) the Expiration Date, neither Vision, nor any of its officers, employees, directors, managers, stockholders, other securities holders, advisors, representatives or affiliates shall directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of Vision’s assets, any of its securities, or any merger, consolidation, business combination, or similar transaction with Vision other than as contemplated by this Agreement. Purchaser may pursue any and all remedies at law or in equity in the event of a breach of this provision by Vision, including an action for specific performance without the posting of any bond.

(e) Confidentiality. Each party hereby agrees to maintain the confidentiality of all Confidential Information (defined below) provided to it by the other party and to return any materials and other information containing Confidential Information of the other party in the event that the Closing is not consummated. For the purposes hereof, “Confidential Information” shall mean any and all proprietary information and documents provided by the disclosing party to the receiving party, either directly or indirectly, in writing, electronically, orally, by inspection of tangible objects, or otherwise unless such information has been explicitly designated by the disclosing party as not Confidential Information. Confidential Information shall not include information that (i) at the time of use or disclosure by the receiving party is in the public domain through no fault of, action or failure to act by the receiving party; (ii) becomes known to the receiving party from a third-party source on a non-confidential basis whom the receiving party does not know to be subject to any obligation of confidentiality to the disclosing party; (iii) was known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; or (iv) was independently developed by the receiving party, or on the receiving party’s behalf, without any use of Confidential Information. Notwithstanding the foregoing, in the event that disclosure of Confidential Information by a receiving party is made to comply with any request or inquiry of or by any governmental or regulatory authority (any of the foregoing, a “Governmental Requirement”), it is agreed that prior to any such disclosure of such Confidential Information, the receiving party will, unless such action would violate or conflict with applicable law, provide the disclosing party with prompt notice of such Governmental Requirement and the Confidential Information so required to be disclosed, so that the disclosing party may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. It is further agreed that if, in the absence of a protective order or in the absence of receipt of a waiver hereunder, the receiving party is nonetheless, in the opinion of the receiving party’s counsel, compelled by Governmental Requirement to disclose any of such Confidential Information, the receiving party, after notice to the disclosing party (unless such notice would violate or conflict with applicable law), may so disclose such Confidential Information as required pursuant to Governmental Requirement without liability hereunder; provided, however, the receiving party will furnish only that portion of the Confidential Information which the receiving party, in the opinion of the receiving party’s counsel, is legally compelled to disclose pursuant to the Governmental Requirement and will exercise reasonable efforts to cooperate with the disclosing party, at the disclosing party’s expense, with the disclosing party’s efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

(f) Public Disclosure; Current Report on Form 8-K. Unless otherwise permitted by this Agreement, Vision and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law including, without limitation, the filing of any required SEC Documents. In furtherance thereof, the parties hereby acknowledge and agree that Vision is required to file a Current Report on Form 8-K within four (4) business days after the execution of this Agreement by both of them.

(g) Resignation of Directors and Officers and Appointment of New Director. On the Closing Date, Vision shall deliver to Purchaser the resignations of all of Vision’s officers and directors; provided, however, that immediately prior to the resignation of all of the members of Vision’s board of directors, the board shall appoint one director chosen by Purchaser to serve on the board of directors after all of Vision’s directors have resigned.

(h) SEC Filings. Vision shall cooperate with the Purchaser in (i) the preparation, filing and mailing of a Schedule 14F-1 Information Statement to Vision’s stockholders, at least ten (10) days prior to the Closing Date, to report a change in the majority of the directors serving on Vision’s Board of Directors after the Closing and (ii) the preparation and filing of a Current Report on Form 8-K, not later than four (4) business days after the Closing Date, to report a change in control of Vision.

8. Closing Deliverables.

(a) The following shall be delivered by Vision to the Purchaser at the Closing, the delivery of which shall be a condition precedent to Purchaser’s purchase of the Securities, unless the Purchaser waives Vision’s obligation with respect to any such deliverable:

(i) a certificate for the Securities with applicable transfer restriction legends;

(ii) a certificate from the President of Vision confirming (A) the continuing accuracy of all of Vision’s representations and warranties set forth in Section 5 hereof and (B) Vision’s compliance with all of its obligations under this Agreement;

(iii) a certificate from the President of VOMF confirming the continuing accuracy of all of VOMF’s representations and warranties set forth in Section 5 hereof;

(iv) a certificate from the Secretary of Vision: (i) certifying the Certificate of Incorporation of Vision; (ii) certifying the Bylaws of Vision; (iii) certifying the resolutions of the board of directors of Vision authorizing the transactions contemplated under this Agreement; and (iv) attesting to the incumbency of the officers and directors of Vision;

(v) the resignations of Vision’s directors and officers as provided in Section 7(g) hereof;

(vi) a legal opinion from Vision’s attorneys in a form reasonably acceptable to Purchaser and its attorneys; and

(vii) such other documents or instruments as Purchaser and its attorneys may reasonably request to effect the transactions contemplated hereby.

(b) The following shall be delivered by Purchaser to Vision at the Closing, the delivery of which shall be a condition precedent to Vision’s sale of the Securities, unless Vision waives the Purchaser’s obligation with respect to any such deliverable:

(i) the remaining $95,000 of the Purchase Price due and payable by wire transfer to Vision’s account;

(ii) a certificate from the President of Purchaser confirming (A) the continuing accuracy of all of Purchaser’s representations and warranties set forth in Section 6 hereof and (B) Purchaser’s compliance with all of its obligations under this Agreement;

(iii) a certificate from the Secretary of Purchaser: (i) certifying the Certificate of Incorporation of Purchaser; (ii) certifying the Bylaws of Purchaser; (iii) certifying the resolutions of the board of directors of Purchaser authorizing the transactions contemplated under this Agreement; and (iv) attesting to the incumbency of the officers and directors of Purchaser; and

(iv) such other documents or instruments as Vision and its attorneys may reasonably request to effect the transactions contemplated hereby.

9. General Provisions.

(a) Termination. If the event that the Closing has not been consummated prior thereto, this Agreement shall terminate and the parties, except as otherwise provided in this Agreement, shall have no further rights or obligations hereunder upon the first to occur of any of the following events: (i) Purchaser shall provide Vision with written notice of its election to terminate this Agreement; (ii) at the election of either party, if the other party has (A) breached any of its representations, warranties or covenants contained herein or (B) failed to perform any of its material obligations hereunder and has not cured such breach or failure within twenty (20) days after written notice by the other party thereof; or (iii) the Expiration Date. Notwithstanding the foregoing, if this Agreement is terminated by either party for any reason set forth in clause (ii) immediately preceding, the non-breaching party, in addition to the right to terminate this Agreement, shall be entitled to all remedies available to it at law or in equity including, without limitation, Purchaser’s right to specific performance provided in Section 7(d) hereof, and in the event of Vision’s breach, Vision shall refund the $5,000 deposit to the Purchaser. The parties hereby specifically acknowledge and agree that Purchaser’s termination of this Agreement, for any reason and/or or its failure to purchase the Securities, for any reason, shall not be deemed a breach by the Purchaser, and Vision’s sole right shall be to retain the $5,000 deposit provided hereunder.

(b)      Survival. The representations, warranties and agreements set forth in this Agreement shall survive the Closing for a period of one (1) year.

(c)  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to each party at their addresses set forth at the beginning of this Agreement (or at such other address for a party as shall be specified by like notice).

(d)  Counterparts; Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Delivery by fax or electronic image of an executed counterpart of a signature page to the Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

(e)  Severability. In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, or the validity, legality and enforceability of any one or more of the provisions contained herein shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing such provision so as to be enforceable to the maximum extent compatible with applicable law.

(f)  Entire Agreement; Assignment; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in this Agreement; and (iii) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect. Vision may not assign this Agreement and its rights and obligations hereunder without the explicit prior written consent of the Purchaser, which may be withheld for any reason or no reason. Notwithstanding the foregoing, Purchaser may assign this Agreement and its rights and obligations hereunder upon written notice to Vision.

(g)  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the federal court for the Southern District of New York and the New York State Supreme Court located in New York County, New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and also agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

Please execute this Agreement below to acknowledge your agreement with the terms and conditions contained herein and return to the undersigned with a check in the amount of $5,000 made payable to Vision Acquisition V, Inc. in payment of the non-refundable deposit described in Section 3 hereof.

Very truly yours, Vision Acquisition V, Inc.

By:	/s/ Antti William Uusiheimala

Name: Antti William Uusiheimala Title: President

ACCEPTED AND AGREED TO:

/s/ Andreas Pörner
Andreas Pörner

AGREED TO SOLELY WITH RESPECT TO SECTIONS 5, 7 AND 9 HEREOF:

Vision Opportunity Master Fund, Ltd.

By:	/s/ Adam Benowitz
Name: Adam Benowitz
Title: Director

EXHIBIT 1

REDEMPTION AGREEMENT

(See Exhibit 10.2 to the Form 8-K)